SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                October 28, 2002
                            ------------------------
                Date of Report (Date of Earliest Event Reported)


                        HUMPHREY HOSPITALITY TRUST, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          Virginia                      0-25060                  52-1889548
    --------------------           -----------------           ---------------
(State or Other Jurisdiction     (Commission File No.)        (I.R.S. Employer
      of Incorporation)                                      Identification No.)

                              7170 Riverwood Drive
                            Columbia, Maryland 21046
                  --------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (443) 259-4900
                         -----------------------------
              (Registrant's Telephone Number, Including Area Code)




                                       N/A
                   ------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

Refinancing Our Debt
--------------------

         As of June 30, 2002, we had approximately $103.4 million of outstanding long-term debt. Since June 30, 2002, we have sold 5 hotel properties and reduced our outstanding long-term debt from $103.4 million to $90.6 million. We are currently in negotiations to refinance approximately $42.8 million of our long-term debt which currently matures prior to July 22, 2003. We intend to enter into a new $40 million mortgage loan with a new lender and will use the proceeds of this new loan, together with approximately $2.8 million to be drawn from our revolving credit facility with U.S. Bank, N.A., to repay in their entirety our existing loans from Mercantile Safe Deposit and Trust Company, Wells Fargo Bank (formerly Marquette Capital Bank, N.A.) and Fleet National Bank. We expect that the new loan will bear interest at a fixed rate of approximately 7.5% per year, will mature in November 2012 and will be secured by first mortgages on substantially all of our hotel properties that currently secure our existing loans from Mercantile, Wells Fargo and Fleet. Although we expect to complete this refinancing in November 2002, the refinancing is subject to a number of conditions and contingencies and there can be no assurance that we will complete the refinancing or complete it on the terms described above. Upon completion of the refinancing, our aggregate annual principal payments and payments to bond sinking funds will be as follows:

      2002 .....................................        $   8,968  (1)
      2003 .....................................        $   2,585
      2004 .....................................        $  16,416
      2005 .....................................        $   3,911
      2006 .....................................        $   2,041
      Thereafter................................        $  56,652
                                                        =========
            Total ..............................        $  90,573

__________________
(1) Includes borrowings under our revolving line of credit. We intend to repay these borrowings with the proceeds from a private placement of convertible debentures. We are currently in negotiations to extend our line of credit.

         Our lease with our TRS lessee subsidiary requires the TRS lessee to pay quarterly percentage rent equal to 26% of quarterly room revenues through December 31, 2003, increasing to 30% of quarterly room revenues for the remainder of the initial five year term which expires December 31, 2006. In connection with the proposed refinancing described above, we expect the lender to require us to amend the terms of our lease with our TRS lessee to extend to a ten year term, concurrent with the term of the new loan, with rent throughout the term equal to 26% of hotel room revenues.


Dividends
---------

         In July 2001, we announced a general dividend policy of paying out approximately 100% of annual REIT taxable income. Our first quarter 2001 distributions exceeded taxable income for 2001, and accordingly, no dividend was declared for the remainder of 2001. In 2002, we announced the suspension of dividends through December 31, 2002 in accordance with negotiated loan covenant modifications. In the event we are required to pay a dividend for 2002 in order to maintain our REIT tax status, we expect to declare such dividend in December 2002 and distribute it to our shareholders in 2003.

Our Management
--------------

         In November 2001, George R. Whittemore became our president and chief executive officer. He has served as a director of our company since our initial public offering in 1994. He is also a director of Humphrey Hospitality Management, Inc., the manager of all our hotels ("HHM"). In July 2002, certain employees of HHM became employees of our company, including Michael M. Schurer, our chief financial officer. We currently have 10 employees.

Hotel Management Agreement
--------------------------

         Our management agreement permits us to terminate the agreement in the event HHM fails to achieve at least 85% of the budgeted hotel net operating income for a hotel subject to HHM's right to avoid termination by paying to our TRS lessee an amount sufficient to reach 85% of budgeted hotel net operating income. Our board of directors has agreed with HHM not to terminate the management agreement for hotels that do not meet the 85% of budgeted hotel net operating income requirement and to defer HHM's payment of amounts otherwise payable to HHM to achieve the 85% of budgeted hotel net operating income until HHM earns incentive management fees under the terms of the management agreement, if ever. For the twelve month period ended September 30, 2002, HHM did not earn any incentive fees.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       HUMPHREY HOSPITALITY TRUST, INC.



October 28, 2002                       /s/ Michael M. Schurer
                                       -----------------------------------------
                                       Michael M. Schurer
                                       Chief Financial Officer